Exhibit 99.1
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Casual Male Retail Group, Inc. Prices $85 Million Convertible Notes Offering

Thursday November 13, 9:33 am ET



            CANTON, Mass., Nov. 13 /PRNewswire-FirstCall/ -- Casual Male Retail Group, Inc. (Nasdaq: CMRG - News), today announced the pricing of its offering of $85 million principal amount of convertible senior subordinated notes due 2024 to qualified institutional buyers pursuant to Rule 144A. The notes will bear interest at a rate of 5% per year, will be convertible into CMRG's common stock at a conversion price of $10.65 per share and will be general unsecured obligations of CMRG subordinate to all existing and future designated senior indebtedness of CMRG. CMRG has also granted the initial purchaser of the notes a 13-day option to purchase an additional $15 million principal amount of the notes. The sale of the notes is expected to close on November 18, 2003.

            The net proceeds of the sale of the notes is expected to approximate $81.5 million, of which CMRG intends to use $7.9 million to purchase 1,000,000 shares of its common stock from purchasers of the notes, in negotiated transactions concurrent with the offering, and $24.9 million to redeem its 12% senior subordinated notes due 2007. CMRG also intends, subject to market and other conditions, to seek to redeem approximately $29.6 million in aggregate principal amount of its 12% senior notes due 2010, which are not redeemable by their terms at this time. CMRG plans to set aside $62.4 million of the net proceeds of the offering pending the application of proceeds as previously described. CMRG will use the balance of the net proceeds to reduce the outstanding balance under its revolving credit facility, and thereafter for working capital and general corporate purposes. In the event the initial purchaser of the notes exercises its option in whole or in part to purchase additional notes, CMRG may also seek to purchase up to an additional 1,000,000 shares of its common stock in the open market or in negotiated transactions from time to time in accordance with applicable laws, depending on market and other conditions.

            At the initial conversion price, each $1,000 principal amount of notes will be convertible into approximately 93.90 shares of CMRG's common stock. The initial conversion price represents a 35% premium over the last reported sale price of CMRG's common stock on November 12, 2003, which was $7.89 per share.

            This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

            The securities will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.